EXHIBIT 99.1
March 10, 2026
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc. Announces Sale of Texas Operations

Hammond, Louisiana, March 10, 2026 – First Guaranty Bancshares, Inc. ("First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced that it has executed a definitive purchase and assumption agreement for the sale of its Texas operations to Armstrong Bank of Muskogee, Oklahoma. This transaction has been approved by the respective board of directors and is expected to close in the third quarter of 2026 subject to customary closing conditions.

Transaction Highlights

•First Guaranty will exit the Texas market through the sale of its five Texas branches, consisting of four branches in the Dallas-Fort Worth metroplex and one in Waco.
•The transaction is expected to consist of approximately $270 million in deposits and $110 million in loans.
•The transaction includes a deposit premium of 7.65%.
•The transaction is expected to increase First Guaranty Bank’s Tier 1 leverage ratio by approximately 100 bps.

First Guaranty President and CEO Michael R. Mineer stated “We are pleased to partner with Armstrong Bank. They bring 117 years of experience along with a $2.6 billion balance sheet to support the operations of our Texas branches. This strategic transition reinforces First Guaranty’s capital position and strengthens our ability to focus on the markets most critical to our long‑term success. We are fully committed to ensuring a smooth and seamless experience for our customers and employees as we complete this transaction.”

“We are incredibly excited to expand our presence into Texas”, said Ryan Quidley, President and CEO of Armstrong Bank. “As a family-owned community bank established in 1909, we are thrilled to bring our relationship-driven approach and commitment to the communities of Fort Worth, Denton, McKinney, Waco, and Garland. These locations represent an important step in our continued growth across Texas, and we look forward to serving customers and supporting the local businesses and families that make these communities thrive.”

Piper Sandler served as financial advisor and Fenimore Kay Harrison LLP provided legal counsel to First Guaranty. Performance Trust Capital Partners, LLC, served as financial advisors and McAfee and Taft provided legal counsel to Armstrong Bank.

About Armstrong Bank

Since 1909, Armstrong Bank has taken pride in providing exceptional customer service. As a privately-owned bank with locations across Oklahoma, Arkansas, and Texas, our banking experts live and work in the communities that they serve. Armstrong employees dedicate their time and talents to a wide variety of community organizations and are always working to exceed community and customer expectations. For more information, visit www.armstrong.bank.

About First Guaranty

First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-one locations throughout Louisiana, Texas, Kentucky and West Virginia. First Guaranty’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to the financial condition, liquidity, results of operations, and future performance of the business of First Guaranty Bancshares, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” We caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. These forward-looking statements are subject to a number of factors and uncertainties, including, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of First Guaranty. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.